Exhibit 99.1

Pyxus International, Inc.	Tel: 919 379 4300
8001 Aerial Center Parkway	Fax: 919 379 4346
Post Office Box 2009	www.pyxus.com
Morrisville, NC 27560-2009
USA

NEWS RELEASE	Contact:	Joel Thomas
(919) 379-4300
Pyxus International, Inc. Reports Fiscal Year 2020 Second Quarter Results
Morrisville, NC – November 7, 2019 – Pyxus International, Inc. (NYSE: PYX), a global value-added agricultural company, today announced results for its fiscal quarter ended September 30, 2019.
Quarter Highlights
•Full service leaf volumes increased 7.7% to 88.4 million kilos when compared to the prior year, driven by the Leaf - Other Regions segment.
•Sales and other operating revenues decreased 3.0% to $383.0 million when compared to the same period last year, primarily due to an 11.2% decrease in average sales prices mainly related to Leaf product mix in Asia and South America having a higher concentration of byproducts.
•Gross profit as a percent of sales improved to 15.7% from 12.5% for the same period last year attributable to favorable foreign currency exchange rate fluctuations resulting in lower Leaf green inventory prices and conversion costs in Africa and South America as well as the continued growth of the Other Products and Services segment.
•Selling, general, and administrative expense (“SG&A”) increased $8.3 million to $47.3 million when compared to the same period last year primarily related to branding, marketing, and advertising expenses for the Figr cannabinoid and Humble Juice e-liquid brands and costs incurred in connection with the evaluation of a partial monetization of the Company's investments in certain businesses included in the Other Products and Services segment.
•Net loss attributable to Pyxus International, Inc. improved $38.1 million to $16.5 million when compared to the same period last year.
•Adjusted EBITDA* for the three months ended September 30, 2019 was $41.5 million.

*Adjusted EBITDA is not a measure of results under generally accepted accounting principles in the United States. See the reconciliation tables included in this press release for details regarding the calculation of Adjusted EBITDA.

Pieter Sikkel, Chairman, President and CEO said, "Our strategy to transform into a global agricultural company with a significant presence across multiple consumer products categories has enabled us to achieve positive progress in positioning Pyxus to enhance value for our all of our stakeholders. We’ve long said that everything we do is to transform people’s lives so that together we can grow a better world and that vision continues to be the driving force as we move forward on our journey.
"Focus on improving performance across all of our businesses during the first half of fiscal year 2020 provided a platform on which we intend to build. Our growth businesses are planned to ramp up significantly with positive Adjusted EBITDA on a run-rate basis by the end of the June 2020 quarter. Additionally, we continue to evaluate and develop the plans for a potential monetization of a portion of Pyxus' ownership in a consolidation of its two majority-owned Canadian cannabis businesses with its minority-owned U.S. hemp and next generation flavor businesses.
"Turning to operational performance, the leaf business is performing in line with expectations. This past quarter we have experienced strong volumes, solid orders across geographies, including China, and improving margins, demonstrating the benefit of the implementation of strategic initiatives our team continues to execute. We remain focused on maintaining low levels of uncommitted inventory and driving forward other key efforts aligned with our working capital strategy. While some markets continue to present certain challenges, such as the U.S., which remains impacted by the ongoing trade tensions with China, we are encouraged by other markets.
"Figr, our wholly-owned indirect Canadian cannabis subsidiary, continues to make progress against its strategy to increase capacity and expand its presence across Canada. Consistent with our timeline to build to a 332,000-square-foot facility on Prince Edward Island, on November 6, Figr East received approval from Health Canada to operate an additional 210,000 square feet with approximately 46,000 square feet for processing and other activities and 164,000 square feet for growing, bringing the current total licensed square footage in Prince Edward Island to approximately 234,000 square feet. We have been preparing for receipt of this license amendment by accelerating our tissue culture program and, upon receipt of the approval from Health Canada, we began today operating in the new square footage. The new run rate at the facility is expected to be up to 28,000 kilograms per year. We are nearing completion of construction on the remaining section of the Prince Edward Island expansion, which includes an additional 10,0000 square feet of processing/other space and 88,000 square feet of growing space. The licensing process for the final phase of the expansion will begin soon and, once the full square footage comes online, we expect production capacity to be up to approximately 43,000 kilograms per year.
“The added capacity supports the execution of Figr's strategy to grow its presence across Canada and continue to provide high-quality product to customers. Figr continues to maintain a strong presence in Prince Edward Island, Nova Scotia and New Brunswick with product in 100% of stores in these markets. We anticipate that our expansion of sales into Ontario will occur in the third fiscal quarter, which will offer significant opportunities to drive further growth.

“Building off Figr’s current sales momentum and the additional square footage coming online in Prince Edward Island, we anticipate sales will accelerate in the fourth fiscal quarter as we continue to drive market share and deliver new, innovative products. In early October, Figr Norfolk began growing higher THC strains already in production at Figr East to meet the growing demand for these products. In line with the launch of the Cannabis 2.0 market in Canada, Figr is also on track to launch THC vaping products in December, as approved by Health Canada.
"In addition, Figr has recently progressed on several exciting initiatives. The company launched Budtender, an augmented reality (AR) app supported by our SENTRISM capabilities, and also announced that its hemp cultivator program is underway, which is drawing on the expertise of Criticality, LLC, our unconsolidated industrial hemp joint venture.
"Industrial hemp had a solid quarter as well. Criticality successfully launched roll-on liniments available for sale under the company’s Korent™ and Korent Select™ CBD brands. With a strong innovation pipeline, Criticality has developed a diverse product offering, with products across multiple categories including oil drops, vapables and topicals. We expect Criticality to announce several new launches by the end of the fiscal year, to include balms, body lotions, fast-acting oral powders and moisture sealants. In terms of hemp supply, crops are coming in strong. The hemp buying season began in September and we expect to purchase over 450,000 kilograms of high CBD hemp which is expected to provide over 30,000 kilograms of CBD to be formulated and sold in multiple product lines. Criticality is continuing to scale its extraction capabilities to handle additional future volume and product requirements as it grows.
"Regarding e-liquids, the evolving regulatory environment and recent reported health concerns from illicit products are impacting the market and associated volumes. While the segment currently represents a small part of our revenue and profitability, we believe there continues to be significant long-term opportunity in the space. When Purilum entered the market five years ago, we built the production facility to ensure it would exceed standards that would be established by regulations not yet in place. The uncertain regulatory environment continues and our approach remains the same across all of our e-liquid brands. We will continue to employ exacting production and quality standards that we believe clearly differentiate our products in the marketplace. For example, we test all of our Purilum-based e-liquids with both internal and third-parties so that we know what is and more importantly - what is not - in our products before they reach consumers. We believe a clear regulatory framework that requires these types of standards is essential to creating consumer confidence in the market.
"Bantam had a strong quarter, experiencing record sales and continued margin improvement. In line with our strategy to provide a diverse product offering, Humble and Bantam are working to launch a number of Purilum predicate product SKUs that add to their array of tobacco-flavored products. While regulation is evolving, we are well-positioned to expand our share in markets where the sale of e-liquid products is legal for adult consumers based on product quality and rigorous testing policies as well as the elasticity of our brands to move into new segments. For example, Humble Juice Co. and other affiliates are currently working to develop new CBD lines that we anticipate will begin to roll out to the market by the fourth fiscal quarter.
"Additionally, our efforts to enter into value-added agricultural products are progressing. We are making strides in both Tanzania and Malawi, as well as other areas, in terms of establishing operations to support further expansion into new crops. On November 6, we received a certificate from the Tanzanian Bureau of Standards certifying that our Pyxus Agriculture Tanzania subsidiary is in compliance with national quality and safety manufacturing standards. Per our strategy, we expect to begin commercial sunflower oil production in late calendar 2019. We highly value our strong farmer relationships and look forward to further assisting them in achieving economic success through income diversification.

"We are continuing to execute on our full-year operating plan and based on the current outlook, we are maintaining our previously provided full year fiscal 2020 adjusted EBITDA guidance range and modifying our revenue guidance range to $1.75 billion to $1.85 billion. Included in our guidance is $9.3 million of adjusted EBITDA that may be adversely impacted by trade issues related to continuing and new tariffs that may not be favorably resolved.
"We are also pleased to share that the complaint that was filed against Pyxus and certain of its officers in the United States District Court for the Eastern District of North Carolina on June 7, 2019 was voluntarily dismissed without prejudice on October 31, 2019.
"We are proud of the progress we have made across the leaf business as well as our new startup business ventures. We believe the complementary capabilities of Figr East, Figr Norfolk, Criticality, and Purilum, combined with our SENTRISM platform, position us for success across the cannabinoid value chain, from seed to consumer, as well as full traceability and consumer transparency. We are continuing to execute against our plan to aggressively drive growth for our shareholders, as well as our employees, our contracted farmers and the communities in which we operate."
Performance Summary for Three Months Ended September 30, 2019
Sales and other operating revenues decreased $11.9 million or 3.0% to $383.0 million for the three months ended September 30, 2019 from $394.9 million for the three months ended September 30, 2018. This decrease was primarily due to an 11.2% decrease in average sales prices primarily related to the Leaf - Other Regions segment product mix in Asia and South America having a higher concentration of byproducts. This decrease was partially offset by the continued sales growth in the Other Products and Services segment and a 7.7% increase in volumes mainly in the Leaf - Other Regions segment due to the timing of shipments in South America, partially offset by lower volumes in the Leaf - North America segment attributable to Hurricane Florence reducing the prior-year U.S. crop size and foreign tariffs on U.S. tobacco.
Cost of goods sold decreased $22.9 million or 6.6% to $322.8 million for the three months ended September 30, 2019 from $345.7 million for the three months ended September 30, 2018. This decrease was mainly due to favorable foreign currency exchange rate fluctuations in the Leaf - Other Regions segment resulting in lower leaf raw materials prices in Africa and South America and a decrease in the Leaf - North America segment sales and other operating revenues. These decreases were partially offset by the continued sales growth in the Other Products and Services segment.
Gross profit as a percent of sales increased to 15.7% for the three months ended September 30, 2019 from 12.5% for three months ended September 30, 2018. This increase was attributable to favorable foreign currency exchange rate fluctuations in the Leaf - Other Regions segment resulting in lower leaf raw materials prices and conversion costs in Africa and South America, as well as the continued growth of the Other Products and Services segment. This increase was partially offset by higher Leaf - North America conversion costs from the impact of Hurricane Florence on the prior year U.S. crop.
Selling, general, and administrative expense ("SG&A") increased $8.3 million or 21.3% to $47.3 million for the three months ended September 30, 2019 from $39.0 million for the three months ended September 30, 2018. SG&A as a percent of sales increased to 12.3% for the three months ended September 30, 2019 from 9.9% for the three months ended September 30, 2018. These increases were primarily related to branding, marketing, and advertising expenses for the Figr cannabinoid and Humble Juice e-liquid brands and costs incurred in connection with the evaluation of a partial monetization of the Company's investments in certain businesses included in the Other Products and Services segment. These increases were partially offset by restructuring initiatives enacted in the Leaf segments in the prior year.
Income tax expense decreased $32.1 million or 92.2% to $2.7 million for the three months ended September 30, 2019 from $34.8 million for the three months ended September 30, 2018. This decrease was primarily due to the change in the effective tax rate to (13.8)% for three months ended September 30, 2019 from (161.1)% for the three months ended September 30, 2018, and the occurrence of certain discrete items during the three months ended September 30, 2019.
For the three months ended September 30, 2019, the Company reported a net loss of $16.5 million, or $1.81 loss per basic share, compared to a net loss of $54.6 million, or $6.04 loss per basic share for the three months ended September 30, 2018. The decrease in net loss is primarily due to a $32.1 million decrease in income tax expense and a 3.2% increase in gross margin.
Liquidity and Capital Resources
The Company’s liquidity requirements are affected by various factors including crop seasonality, foreign currency and interest rates, green tobacco prices, customer mix, crop size and quality, branding, marketing, and advertising to support the new business lines, increased legal and professional costs associated with developing the partial monetization plans referred to above, and the extent and timing of facility expansions. As of September 30, 2019, the Company’s available credit lines and cash totaled $476.9 million. The Company will continue to monitor and adjust funding sources as needed to enhance and drive various business opportunities that maintain flexibility and meet cost expectations.

Financial Results Investor Call
The Company will hold a conference call to report financial results for the period ended September 30, 2019, on November 7, 2019 at 5:30 P.M. ET. The dial in number for the call is (334) 777-6978 or (800) 367-2403, using conference ID 5848993. Those seeking to listen to the call may access a live broadcast on the Pyxus International website. Please visit www.pyxus.com 15 minutes in advance to register.
For those who are unable to listen to the live event on November 7, 2019, a replay will be available for five days by dialing (719) 457-0820 or (888) 203-1112 and entering the access code 5848993. Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Pyxus International and is strictly prohibited. Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. Such statements include, but are not limited to, statements about future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results may differ materially from those currently anticipated expected or projected. The following factors, among others, could cause actual results to differ from those expressed or implied by the forward-looking statements: changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability, currency and interest rate fluctuations, changes in relevant capital markets affecting the terms and availability of financing, shifts in the global supply and demand position for tobacco products, changes in tax laws and regulations or the interpretation of tax laws and regulations, resolution of tax matters, adverse weather conditions, changes in costs incurred in supplying products and related services, uncertainties with respect to the impact of regulation associated with new business lines, including the risk of obtaining anticipated regulatory approvals in Canada, uncertainties regarding the regulation of the production and distribution of hemp products and continued compliance with applicable regulatory requirements, uncertainties with respect to the development of the industries and markets of the new business lines, consumer acceptance of products offered by the new business lines, uncertainties with respect to the timing and extent of retail, geographic and product-line expansion; the impact of increasing competition in the new business lines, uncertainties regarding obtaining financing to fund, and licensing of, planned facilities expansions in Prince Edward Island and Ontario, the possibility of delays in the completion of these and other facilities expansions and uncertainties regarding the potential production yields of new or expanded facilities, as well as the progress of legalization of cannabis for medicinal and adult recreational uses in other jurisdictions. Additional factors that could cause results to differ materially from those expressed or implied by forward-looking statements can be found in Pyxus’s most recent Annual Report on Form 10-K for the period ended March 31, 2019 and the other filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s Internet site (http://www.sec.gov).
About Pyxus International, Inc.
Pyxus International Inc. (NYSE: PYX) is a global agricultural company with 145 years’ experience delivering value-added products and services to businesses and customers. Driven by a united purpose—to transform people’s lives, so that together we can grow a better world—Pyxus International, its subsidiaries and affiliates, are trusted providers of responsibly sourced, independently verified, sustainable and traceable products and ingredients. For more information, visit www.pyxus.com.

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except per share data)	2019	2018	2019	2018
Sales and other operating revenues	$382,981	$394,876	$659,651	$685,864
Cost of goods and services sold	322,761	345,672	559,719	595,266
Gross profit	60,220	49,204	99,932	90,598
Selling, general, and administrative expenses	47,263	38,995	96,640	77,079
Other income, net	1,514	2,561	4,462	5,482
Restructuring and asset impairment charges	8	182	220	1,723
Operating income	14,463	12,588	7,534	17,278
Debt retirement benefit	—	(388)	—	(473)
Interest expense (includes debt amortization of $2,711 and $2,366 for the three months and $4,919 and $4,695 for the six months in 2019 and 2018, respectively)	35,334	35,324	69,146	68,235
Interest income	1,370	738	2,524	1,625
Loss before income taxes and other items	(19,501)	(21,610)	(59,088)	(48,859)
Income tax expense	2,699	34,816	26,152	9,546
Income from unconsolidated affiliates	5,596	1,584	6,473	2,151
Net loss	(16,604)	(54,842)	(78,767)	(56,254)
Net loss attributable to noncontrolling interests	(86)	(208)	(452)	(862)
Net loss attributable to Pyxus International, Inc.	$(16,518)	$(54,634)	$(78,315)	$(55,392)

Loss per share:
Basic	$(1.81)	$(6.04)	$(8.58)	$(6.13)
Diluted	$(1.81)	$(6.04)	$(8.58)	$(6.13)

Weighted average number of shares outstanding:
Basic	9,144	9,051	9,123	9,038
Diluted	9,144	9,051	9,123	9,038

Reconciliation of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)(1) (Unaudited)

	Three Months Ended		Six Months Ended			Fiscal Year Ended		LTM(10)
(in thousands)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018	September 30, 2017	March 31, 2019	March 31, 2018	September 30, 2019	September 30, 2018
Net (loss) income attributable to Pyxus International, Inc.	$(16,518)	$(54,634)	$(78,315)	$(55,392)	$(31,519)	$(70,467)	$52,436	$(93,390)	$28,563
Plus: Interest expense(2)	35,334	35,324	69,146	68,235	67,540	135,553	134,279	136,464	134,974
Plus: Income tax expense (benefit)	2,699	34,816	26,152	9,546	7,049	37,840	(58,764)	54,446	(56,267)
Plus: Depreciation and amortization expense	8,785	9,116	17,595	18,393	16,671	35,747	33,598	34,949	35,320
EBITDA(1)	30,300	24,622	34,578	40,782	59,741	138,673	161,549	132,469	142,590
Plus: Reserves for (recoveries on) doubtful customer receivables	—	68	1	361	(63)	6,821	(152)	6,461	272
Plus: Non-cash employee stock based compensation	383	459	812	754	544	1,544	1,135	1,602	1,345
Less: Other income	1,514	2,561	4,462	5,482	8,890	14,217	14,382	13,197	10,974
Plus: Fully reserved recovery of tax(3)	2,448	2,246	5,172	4,543	4,640	10,418	11,835	11,047	11,738
Plus: Restructuring and asset impairment charges	8	182	220	1,723	—	4,946	382	3,443	2,105
Plus: Costs associated with transformation related to “One Tomorrow” new business initiatives, not anticipated to be recurring costs(4)	9,189	2,015	15,019	2,015	1,538	8,127	6,593	21,131	7,070
Plus: Costs associated with reorganization of legal entities(5)	5	426	301	573	202	1,543	469	1,271	840
Plus: Costs associated with the 2017 U.S. Tax Reform Act(6)	—	279	—	959	—	1,657	531	698	1,490
Plus: Debt retirement benefit	—	(388)	—	(473)	(2,975)	(1,753)	(2,975)	(1,280)	(473)
Plus: Amortization of basis difference - CBT investment(7)	518	344	846	670	653	1,551	1,519	1,727	1,536
Plus: One time impact of newly imposed Argentinian Excise Tax(8)	—	925	—	925	—	2,818	—	1,893	925
Plus: Kenyan investigation legal & professional costs	—	82	—	243	1,770	308	1,980	65	453
Less: Kenyan green leaf operation Adjusted EBITDA(9)	(182)	1,255	(520)	(51)	(4,104)	(882)	(2,329)	(1,351)	1,724
Adjusted EBITDA(1)	$41,519	$27,444	$53,007	$47,644	$61,264	$163,318	$170,813	$168,681	$157,193
Total debt								$1,483,767	$1,519,120
Less: Cash								172,523	116,970
Total debt less cash								$1,311,244	$1,402,150
(Total debt less cash) /Adjusted EBITDA(1)								7.77x	8.92x

1.Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) are not measures of results of operations under generally accepted accounting principles in the United States (“U.S. GAAP”) and should not be considered as an alternative to other U.S. GAAP measurements. We have presented EBITDA and Adjusted EBITDA to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on our reported results. This presentation enables readers to better compare our results to similar companies that may not incur the sporadic impact of various items identified above. Management acknowledges that there are many items that impact a company's reported results and this list is not intended to present all items that may have impacted these results. EBITDA, Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies or appearing in our debt obligations or agreements. EBITDA and Adjusted EBITDA as presented may not equal column or row totals due to rounding.
2.As a result of adoption of standard ASU No. 2017-07 related to Compensation-Retirement Benefits on April 1, 2018, the six months ended September 30, 2018 and 2017 reflect a reclassification of $317 and $683 respectively from SG&A to Interest expense. The fiscal years ended March 31, 2019 and 2018 reflect a reclassification of $317 and $1,301 respectively from SG&A to Interest expense.
3.Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
4.Includes expenses incurred associated with the development and initial implementation of the "One Tomorrow" business transformation strategy and exploration of potential monetization transactions involving the Company's interest in these businesses, including legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.
5.Includes expenses incurred associated with the internal reorganization of legal entities within the leaf tobacco segments of the company to align with operations, including legal, strategic, and tax consulting expenses.
6.Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018.
7.Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
8.The initial impact of the recently imposed Argentinian Excise Tax was $2,818 for the fiscal year ended March 31, 2019 and $925 for the three and six months ended September 30, 2018. The cost of the newly imposed excise tax could not be addressed with customers due to the timing of enactment and the nature of our customer contracts. Customer contracts for the current fiscal year contemplate the newly imposed excise tax.
9.Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
10.Items for the twelve months ended September 30, 2019 are derived by adding the items for the six months ended September 30, 2019 and the fiscal year ended March 31, 2019 and subtracting the items for the six months ended September 30, 2018. Items for the twelve months ended September 30, 2018 are derived by adding the items for the six months ended September 30, 2018 and the fiscal year ended March 31, 2018 and subtracting the items for the six months ended September 30, 2017.

Reconciliation of Combined Leaf Segments Adjusted EBITDA (“Leaf Segments Adjusted EBITDA”)(1) (Unaudited)

	Three Months Ended		Six Months Ended			Fiscal Year Ended		LTM(9)
(in thousands)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018	September 30, 2017	March 31, 2019	March 31, 2018	September 30, 2019	September 30, 2018
Leaf - North America segment Operating income	$2,509	$3,579	$3,271	$4,872	$6,123	$10,113	$26,446	$8,512	$25,195
Leaf - Other Regions segment Operating income	26,475	17,366	33,508	25,020	32,768	112,180	88,742	120,668	80,994
Total Combined Leaf Segments Operating income	28,984	20,945	36,779	29,892	38,891	122,293	115,188	129,180	106,189
Less: Debt retirement benefit(2)	—	(369)	—	(449)	(2,975)	(1,633)	(2,867)	(1,184)	(341)
Plus: Interest income	1,381	741	2,543	1,627	1,694	3,367	3,271	4,283	3,204
Plus: Equity in net income (loss) of unconsolidated affiliates	5,095	678	5,058	615	(294)	7,408	8,947	11,851	9,856
Less: Net (loss) income attributable to noncontrolling interests	(130)	(119)	(212)	(359)	(159)	(108)	(434)	39	(634)
Plus: Depreciation and amortization expense	7,803	8,374	15,656	16,907	16,671	32,760	33,189	31,509	33,425
Leaf Segments EBITDA(1)	43,393	31,226	60,248	49,849	60,096	167,569	163,896	177,968	153,649
Plus: Reserves for (recoveries on) doubtful customer receivables	—	(4)	1	289	(63)	6,749	(152)	6,461	200
Plus: Non-cash employee stock based compensation	137	317	324	596	544	1,190	1,109	918	1,161
Less: Other income	860	2,505	3,797	5,482	8,890	13,989	14,379	12,304	10,971
Plus: Fully reserved recovery of tax(3)	2,448	2,246	5,172	4,543	4,640	10,418	11,835	11,047	11,738
Plus: Restructuring and asset impairment charges	8	182	220	1,723	—	4,946	382	3,443	2,105
Plus: Costs associated with reorganization of legal entities(4)	5	426	301	573	202	1,543	469	1,271	840
Plus: Costs associated with the 2017 U.S. Tax Reform Act(5)	—	193	—	759	—	1,277	519	518	1,278
Plus: Debt retirement benefit(2)	—	(369)	—	(449)	(2,975)	(1,633)	(2,867)	(1,184)	(341)
Plus: Amortization of basis difference - CBT investment(6)	518	344	846	670	653	1,551	1,519	1,727	1,536
Plus: One time impact of newly imposed Argentinian Excise Tax(7)	—	925	—	925	—	2,818	—	1,893	925
Plus: Kenyan investigation legal & professional costs	—	82	—	243	1,770	308	1,980	65	453
Less: Kenyan green leaf operation Adjusted EBITDA(8)	(182)	1,255	(520)	(51)	(4,104)	(882)	(2,329)	(1,351)	1,724
Leaf Segments Adjusted EBITDA(1)	$45,831	$31,808	$63,835	$54,290	$60,081	$183,629	$166,640	$193,174	$160,849
1.Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA are not measures of results of operations under U.S. GAAP and should not be considered as an alternative to other U.S. GAAP measurements. We have presented Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA to present combined information for the Leaf - North America and Leaf - Other Regions segments for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on the reported results of the Company's leaf tobacco reportable segments separate from the other reportable segment. This presentation provides readers with disaggregated information adjusted for the sporadic impact of the various items identified above. Management acknowledges that there are many items that impact reported results and this list is not intended to present all items that may have impacted these results. These non-GAAP measures and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies. Leaf Segments EBITDA and Leaf Segments Adjusted EBITDA as presented may not equal column or row totals due to rounding.
2.Allocation of benefit based on total consolidated assets.
3.Represents income (included in Other income (expense)) from cash received in the period presented from the sale of Brazilian intrastate trade tax credits that had been generated by intrastate purchases of tobacco primarily in prior crop years. The Brazilian states of Rio Grande do Sul and Santa Catarina permit the sale or transfer of excess credits to third parties subject to approval by the related tax authorities. The Company has long-term agreements with these Brazilian state governments regarding the amounts and timing of credits that can be sold. Intrastate trade tax credits that are not able to be sold under existing agreements are capitalized into the cost of the current crop and are expensed as cost of goods and services sold as that crop is sold.
4.Includes expenses incurred associated with the internal reorganization of legal entities within the leaf tobacco segments of the company to align with operations, including legal, strategic and tax consulting expenses.
5.Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018. Allocation of costs based on total consolidated SG&A.
6.Related to a former Brazilian subsidiary that is now deconsolidated following the completion of a joint venture in March 2014.
7.The impact of the recently imposed Argentinian Excise Tax was $2,818 for the fiscal year ended March 31, 2019 and $925 for the three and six months ended September 30, 2018. The cost of the newly imposed excise tax could not be addressed with customers due to the timing of enactment and the nature of our customer contracts. Customer contracts for the current fiscal year contemplate the newly imposed excise tax.
8.Adjusted EBITDA of our former green leaf sourcing operation in Kenya is calculated on the same basis as Adjusted EBITDA presented in this table. In fiscal year 2016 we decided to exit green leaf sourcing in the Kenyan market as part of our restructuring program.
9.Items for the twelve months ended September 30, 2019 are derived by adding the items for the six months ended September 30, 2019 and the fiscal year ended March 31, 2019 and subtracting the items for the six months ended September 30, 2018. Items for the twelve months ended September 30, 2018 are derived by adding the items for the six months ended September 30, 2018 and the fiscal year ended March 31, 2018 and subtracting the items for the six months ended September 30, 2017.

Reconciliation of Other Products and Services Segment Adjusted EBITDA (“Adjusted EBITDA”)(1) (Unaudited)

	Three Months Ended		Six Months Ended			Fiscal Year Ended		LTM(5)
(in thousands)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018	September 30, 2017	March 31, 2019	March 31, 2018	September 30, 2019	September 30, 2018
Other Products and Services segment Operating loss	(14,521)	(8,357)	(29,245)	(12,614)	—	(35,039)	(3,284)	$(51,670)	$(15,898)
Less: Debt retirement benefit(2)	—	(20)	—	(24)	—	(121)	(108)	(97)	(132)
Plus: Interest income	(11)	(3)	(19)	—	—	261	—	242	—
Plus: Equity in net income (loss) of unconsolidated affiliates	500	906	1,414	1,535	(355)	2,182	324	2,061	2,214
Less: Net income (loss) attributable to noncontrolling interests	44	(89)	(240)	(503)	—	(593)	(96)	(330)	(599)
Plus: Depreciation and amortization expense	982	742	1,939	1,486	—	2,987	409	3,440	1,895
Other Products and Services segment EBITDA(1)	(13,094)	(6,603)	(25,671)	(9,066)	(355)	(28,895)	(2,347)	(45,500)	(11,058)
Plus: Reserves for doubtful customer receivables	—	72	—	72	—	72	—	—	72
Plus: Non-cash employee stock based compensation	246	142	488	158	—	354	25	684	183
Less: Other income	654	56	665	—	—	228	3	893	3
Plus: Costs associated with transformation related to "One Tomorrow" new business initiatives, not anticipated to be recurring costs(3)	9,189	2,015	15,019	2,015	1,538	8,127	6,593	21,131	7,070
Plus: Costs associated with the 2017 U.S. Tax Reform Act(4)	—	86	—	200	—	380	12	180	212
Plus: Debt retirement benefit(2)	—	(20)	—	(24)	—	(121)	(108)	(97)	(132)
Other Products and Services Segments Adjusted EBITDA(1)	$(4,313)	$(4,364)	$(10,829)	$(6,645)	$1,183	$(20,311)	$4,172	$(24,495)	$(3,656)

1.Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA are not measures of results of operations under U.S. GAAP and should not be considered as an alternative to other U.S. GAAP measurements. We have presented these non-GAAP measures to adjust for the items identified above because we believe that it would be helpful to the readers of our financial information to understand the impact of these items on the reported results of the Company's Other Products and Services Segment, separate from its other reportable segments. This presentation of Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA provides readers with disaggregated information adjusted for the sporadic impact of various items identified above. Management acknowledges that there are many items that impact reported results and this list is not intended to present all items that may have impacted these results. Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA and any ratios calculated based on these measures are not necessarily comparable to similarly-titled measures used by other companies. Other Products and Services Segment EBITDA and Other Products and Services Segment Adjusted EBITDA as presented may not equal column or row totals due to rounding.
2.Allocation of benefit based on total consolidated assets.
3.Includes expenses incurred associated with the development and initial implementation of the "One Tomorrow" business transformation strategy and exploration of potential monetization transactions involving the Company's interest in these businesses, including legal, strategic consulting, business brokerage and other professional fees, communications expenses consisting principally of fees to branding consultants and for translation services, and human resources expenses, including primarily professional fees related to recruiting and employee communications.
4.Includes consulting expenses incurred associated with the implementation of the 2017 U.S. Tax Reform Act, which became effective January 1, 2018. Allocation of costs based on total consolidated SG&A.
5.Items for the twelve months ended September 30, 2019 are derived by adding the items for the six months ended September 30, 2019 and the fiscal year ended March 31, 2019 and subtracting the items for the six months ended September 30, 2018. Items for the twelve months ended September 30, 2018 are derived by adding the items for the six months ended September 30, 2018 and the fiscal year ended March 31, 2018 and subtracting the items for the six months ended September 30, 2017.
10